Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

WRIGHT & COMPANY, INC.

Rice Energy Inc.

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 13517

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Rice Energy Inc. and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of the gas reserves of Alpha Shale Resources, LP and its general partner, Alpha Shale Holdings, LLC, as of December 31, 2011. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Very truly yours,

By:	/s/ D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.

Brentwood, Tennessee

January 10, 2014